                                                                                                                 Exhibit 10.16

CONSULTANT AGREEMENT

This agreement is effective September 1, 2008 and is between Dr. Sung Chun (hereinafter referred to as “Consultant”) and Cardima, Inc., a Delaware Corporation located in Fremont, California (hereinafter referred to as “Cardima”).  This agreement supercedes the previous Consultant Agreement between the Cardima and Consultant which was effective on November 1, 2007 and executed on December 4, 2007.

Whereas Cardima desires to have Consultant act as general consultant to provide services to Cardima, and Consultant desires to act as such a Consultant to Cardima, Consultant and Cardima agree as follows:

1.	SERVICES
Consultant shall serve as Chief Medical Officer to Cardima and will devote such time and effort as required to perform this role.

These services can be provided via various means including but not limited to telephonic conference calls, email, etc.  However, the Consultant must physically make himself available in the Cardima’s office for up to two half days per week (i.e equivalent of 1 full day).  Consultant will perform services as directed by the Chairman and / or CEO.  The scope and duration of the engagement may be changed or extended by mutual agreement of Cardima and Consultant.

2.             TERM
The term of this agreement shall be for 12 months commencing on the effective date.  Extensions shall be permitted upon written mutual consent.  This agreement may be terminated by either party at any time during the consulting relationship with or without cause and with or without explanation.

3.             COMPENSATION
Cardima shall pay Consultant at the rate of $10,000.00 per month for services.  If Consultant is required to travel on behalf of Cardima for more than three work days per month, Consultant will receive additional compensation that will be negotiated on a case by case basis.  In addition to the 150,000 existing stock options that Consultant was previous awarded on December 23, 2007, Consultant will receive the following additional stock option grants subject to the approval of the Board of Directors:

•	300,000 stock options to vest over a 3 year period per the vesting terms of the Cardima 2007 Stock Option Plan, and
•	A further 300,000 stock options to vest upon FDA approval of Cardima’s EP ablation system.

Out-of-pocket expenses including local travel and phone calls shall be paid by Consultant.  Cardima shall reimburse Consultant for any pre-approved out-of-area travel.  Once approved, consultant is responsible for making his or her own arrangements using the most economical route, traveling coach class.  Consultant will bill Cardima on his or her regular invoice, payable as indicated above.

4.             TAXES
Consultant acknowledges and agrees that it shall be Consultant’s sole obligation to report as self-employment income all compensation for services received by Consultant from Cardima.  Consultant agrees to indemnify Cardima and hold Cardima harmless to the extent of any obligations imposed by law on Cardima to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made to consultant by Cardima for Consultant’s services.

5.             CONFIDENTIAL INFORMATION
Consultant’s rendering of services to Cardima creates a relationship of trust and confidence between Cardima and Consultant.  During and after Consultant’s rendering of services to Cardima, Consultant will not use or disclose or allow anyone else to use or disclose any confidential information or knowledge relating to Cardima, its employees, products, suppliers or customers, except as may be necessary in the performance of Consultant’s work for Cardima or as may be authorized in advance by appropriate officials of Cardima.

Consultant will not disclose directly or indirectly to any third party or parties any information or knowledge Consultant may acquire with respect to innovations, business strategies, financial information, employee lists, customer lists, inventories, designs, methods, systems, improvements, trade secrets, or other private or confidential matters of Cardima without Cardima’s prior written consent.

6.
Ownership of Inventions:  All inventions, discoveries, and improvements, related to Cardima Confidential Information conceived or reduced or practice or otherwise developed by Recipient or Recipient’s employees during the course of work under this Agreement (hereinafter DEVELOPMENTS), shall be the sole and exclusive property of Cardima.  Recipient and Recipient’s employees hereby agree to assign to Cardima or its designee, without further consideration, Recipient’s and Recipient’s employees’ entire right, title, and interest in and to DEVELOPMENTS.  Recipient and Recipient’s employees shall disclose promptly and in writing to Cardima all DEVELOPMENTS made by Recipient or Recipient’s employees.  Recipient and Recipient’s employees shall assist Cardima (at Cardima’s expense) to obtain and enforce any and all proprietary rights relating to DEVELOPMENTS, including patents, trademarks, copyrights and mask work rights.

The foregoing obligations relating to DEVELOPMENTS shall survive expiration or termination of this Agreement for any reason.

7.             CONFLICT OF INTEREST
Consultant represents that Consultant has no other agreements or commitments which would hinder Consultant’s performance of obligations under this Agreement, and that Consultant will not enter into any such agreements.

8.             RETURN OF COMPANY MATERIALS
Upon termination of Consultant’s services to Cardima, Consultant will promptly return to Cardima, and will not take with Consultant or use, all items of any nature that belong to Cardima.

9.             STATUS AS CONSULTANT
Consultant understands and agrees that Consultant is an independent contractor and that Consultant is not an agent or employee of Cardima and has no authority to bind Cardima by contract or otherwise.

10.           ASSIGNMENT
Consultant agrees that Consultant may not assign this agreement or delegate duties herein without Cardima’s prior written consent.

IN WITNESS WHEREOF, the parties have duly executed this Agreement this                                                                                                                                            day of September, 2008.

Dr. Sung Chun Consultant	Tony Shum, Chairman of the Board of Directors CARDIMA, Inc.

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